Exhibit 99.1

Alnylam Pharmaceuticals Reports Second Quarter 2018 Financial Results and Highlights Recent Period Activity

– Received Positive CHMP Opinion for ONPATTRO™ in Europe for the Treatment of hATTR Amyloidosis in Adult Patients with Stage 1 or Stage 2 Polyneuropathy and On Track for August 11 PDUFA Date in U.S. –

– Achieved Robust Enrollment in ENVISION Phase 3 Study of Givosiran and On Track to Report Topline Results from Interim Analysis for Potential Accelerated Approval –

– Achieved Regulatory Alignment for Phase 3 Studies of Lumasiran and ALN-TTRsc02 –

– Maintained Strong Balance Sheet with $1.48 Billion in Cash and Expects to End 2018 with Approximately $1.0 Billion in Cash –

CAMBRIDGE, Mass.--(BUSINESS WIRE)--August 2, 2018--Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter 2018 and highlighted recent progress in advancing its pipeline.

“The second quarter and recent period mark a milepost in the history of Alnylam that has been 16 years in the making – the recommendation from the EU Committee for Medicinal Products for Human Use (CHMP) that the European Medicines Agency approve the first-ever RNAi therapeutic, ONPATTRO. We believe the positive CHMP opinion in the EU signals the potential for a new therapeutic paradigm in medicine, raising hope for patients and caregivers impacted by hATTR amyloidosis. With this achievement, the expected FDA action by our August 11 PDUFA date, and plans to file our JNDA in Japan later this year, we believe we are poised to deliver on the promise of ONPATTRO on a truly global scale,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam.

“In parallel, we have advanced our three other wholly owned late-stage programs. We achieved robust enrollment in our ENVISION Phase 3 study of givosiran and are on track for an interim analysis by the end of September in support of a potential accelerated approval. In addition, with our recent alignment with the FDA on a Phase 3 trial design for lumasiran, we are gearing up to initiate a pivotal study for this program in the coming weeks. Finally, we’re pleased to announce today that we have reached alignment with the FDA on a Phase 3 trial design for ALN-TTRsc02 in hATTR amyloidosis patients, where we’re on track to start the study by year’s end. All together, we believe our efforts position us to achieve our Alnylam 2020 strategy of building a multi-product, global, commercial-stage company with a deep and sustainable clinical pipeline by the end of 2020.”

Second Quarter 2018 and Recent Significant Corporate Highlights

  Received a positive opinion from CHMP recommending marketing authorization of ONPATTRO (patisiran) – a first-of-its-kind RNAi therapeutic – for the treatment of hATTR amyloidosis in adult patients with stage 1 or stage 2 polyneuropathy.
    The European Commission (EC) decision on approval of ONPATTRO is now expected in September, and the recommended Summary of Product Characteristics (SmPC) includes data from secondary and exploratory study endpoints in the APOLLO Phase 3 trial, including cardiac results.
    The Company is on track in the U.S. with an August 11 PDUFA date for ONPATTRO with the FDA.
    Published APOLLO study results for patisiran in the July 5, 2018 issue of The New England Journal of Medicine.
    Presented additional data from the APOLLO Phase 3 study at the 4th Congress of the European Academy of Neurology (EAN) and the Peripheral Nerve Society (PNS) 2018 Annual Meeting.
    To date the Company has fulfilled over 200 requests by physicians for eligible patients to begin treatment in the early access or compassionate use programs for patisiran in the U.S. and EU.
  Advanced givosiran, an investigational RNAi therapeutic in development for the treatment of acute hepatic porphyrias (AHPs).
    Completed enrollment of the cohort of patients in the ENVISION Phase 3 study that will comprise the planned interim analysis in support of a potential accelerated approval.
      The Company remains on track to report topline results of the interim analysis by the end of September and, pending Company and FDA review of the program at the time of interim analysis and assuming positive results and acceptable safety, the Company expects to submit an NDA at or around year-end 2018 seeking an accelerated approval.
      The interim analysis is based on lowering of urinary aminolevulinic acid (ALA) levels at three months of treatment as a surrogate biomarker that is reasonably likely to predict clinical benefit.
    Alnylam announced today that it has achieved robust enrollment in ENVISION and expects to complete full patient accrual by the end of September, ahead of schedule.
      As a result, the Company now expects to report topline results on the primary endpoint of annualized attack rate in early 2019.
  Advanced lumasiran, an investigational RNAi therapeutic in development for the treatment of primary hyperoxaluria type 1 (PH1), with new positive data from the Phase 1/2 study presented at the OxalEurope European Hyperoxaluria Consortium.
    The Company is on track to initiate a Phase 3 pivotal trial in mid-2018, with results expected in late 2019 supporting a potential NDA filing in early 2020.
  Advanced ALN-TTRsc02, a subcutaneously administered investigational RNAi therapeutic in development for the treatment of ATTR amyloidosis.
    Alnylam announced today that it has reached alignment with the FDA on the design of a pivotal Phase 3 study for ALN-TTRsc02 in patients with hATTR amyloidosis.
      The Phase 3 pivotal trial will be an open-label study with co-primary endpoints of mNIS+7 and Norfolk-QOL at nine months comparing the effects of ALN-TTRsc02 in approximately 120 patients with hATTR amyloidosis to results from the placebo arm from the APOLLO Phase 3 study of patisiran. In addition, certain cardiac parameters will be included as endpoints.
      An additional reference arm of approximately 30 patients receiving patisiran will be included.
    The Company is on track to start the Phase 3 study in late 2018 and plans to start additional Phase 3 studies of ALN-TTRsc02, including in wild-type ATTR amyloidosis, in 2019.
  Alnylam announces today that, due to slower than anticipated enrollment, it expects that initial data from the Phase 2 trial of cemdisiran in atypical hemolytic-uremic syndrome (aHUS) will be reported in 2019. The Company had previously guided for initial data to be reported in late 2018.
  Alnylam’s partner, The Medicines Company, announced in June that the Independent Data Monitoring Committee for the ongoing inclisiran Phase 3 clinical trials (ORION 9, 10, and 11) conducted its third, planned review of safety and efficacy data from the ORION trials and recommended that they continue without modification.
    At the time of review, substantially all patients in the trials had received two doses of inclisiran or placebo.
    The Company has accumulated more than 1,550 patient-years of safety data for inclisiran.
  Enrollment in the fitusiran Phase 3 ATLAS program is ongoing.
  Announced successful delivery of novel siRNA conjugates to the central nervous system (CNS) in rats and plans to advance a pipeline of CNS-targeted investigational RNAi therapeutics into clinical development.

Upcoming Events

In mid-2018, Alnylam intends to:

  Achieve FDA approval and launch ONPATTRO in the U.S.
  Gain regulatory approval for ONPATTRO from the EC; the Company expects to launch ONPATTRO in certain European markets shortly thereafter.
  File a Japanese NDA for ONPATTRO with the Pharmaceuticals and Medical Device Agency.
  Report topline interim analysis results from the ENVISION Phase 3 trial of givosiran in support of a potential accelerated approval.
  Initiate the lumasiran Phase 3 study.

In late 2018, Alnylam intends to:

  File for regulatory approval for ONPATTRO in additional global markets.
  File an NDA for givosiran with the FDA for accelerated approval, assuming positive results and acceptable safety from the interim analysis of the ENVISION Phase 3 study and pending FDA review.
  Present 12-month safety and efficacy results from the Global Open-Label Extension (OLE) study of ONPATTRO at the annual meeting of the American Association of Neuromuscular and Electrodiagnostic Medicine (AANEM) on October 10th in Washington, D.C.
  Present updated data from the Phase 1/2 and OLE studies of lumasiran, at the European Society for Pediatric Nephrology (ESPN) Annual Meeting in Antalya, Turkey and at the American Society of Nephrology (ASN) Kidney Week Meeting in San Diego, CA., respectively, in October.
  Initiate the Phase 3 study for ALN-TTRsc02 in hATTR amyloidosis.
  File new Investigational New Drug (IND) or Clinical Trial Applications (CTA), including ALN-AAT02, in development for the treatment of alpha-1 antitrypsin deficiency-associated liver disease, and ALN-HBV02 (also known as VIR-2218), in development in partnership with Vir Biotechnology for the treatment of chronic hepatitis B virus infection.
  Complete selection of its first CNS-targeted development candidate (DC).

Financial results for the quarter ended June 30, 2018

“Alnylam’s strong balance sheet with approximately $1.48 billion in cash and investments allows us to execute on preparations for our anticipated product launches for patisiran in 2018 and givosiran in 2019, assuming regulatory approvals,” said Manmeet Soni, Chief Financial Officer of Alnylam.

Cash and Investments
At June 30, 2018, Alnylam had cash, cash equivalents and marketable debt securities, and restricted investments, excluding equity securities, of $1.48 billion, as compared to $1.73 billion at December 31, 2017.

GAAP and Non-GAAP Net Loss
The net loss according to accounting principles generally accepted in the U.S. (GAAP) for the second quarter of 2018 was $163.6 million, or $1.63 per share on both a basic and diluted basis, as compared to a net loss of $118.4 million, or $1.34 per share on both a basic and diluted basis, for the same period in the previous year.

The non-GAAP net loss for the second quarter of 2018 was $161.9 million, or $1.61 per share on both a basic and diluted basis, as compared to a non-GAAP net loss of $94.4 million, or $1.07 per share on both a basic and diluted basis for the same period in the previous year.

The non-GAAP net loss excludes stock-based compensation expense and gain on litigation settlement. See “Use of Non-GAAP Financial Measures” below for a description of non-GAAP financial measures and a reconciliation between GAAP and non-GAAP net loss appearing later in this press release.

Revenues
Revenues were $29.9 million in the second quarter of 2018, as compared to $15.9 million in the second quarter of 2017. Revenues for the second quarter of 2018 included $23.1 million from the Company’s alliance with Sanofi Genzyme and $6.8 million from other sources.

GAAP and Non-GAAP Research and Development Expenses
GAAP research and development (R&D) expenses were $137.6 million in the second quarter of 2018 as compared to $90.6 million in the second quarter of 2017.

Non-GAAP R&D expenses were $126.0 million in the second quarter of 2018 as compared to $77.4 million in the second quarter of 2017. Non-GAAP R&D expenses exclude stock-based compensation expense. A reconciliation between GAAP and non-GAAP R&D expenses appears later in this press release.

GAAP and Non-GAAP General and Administrative Expenses
GAAP general and administrative (G&A) expenses were $84.7 million in the second quarter of 2018 as compared to $45.8 million in the second quarter of 2017.

Non-GAAP G&A expenses were $74.1 million in the second quarter of 2018 as compared to $35.0 million in the second quarter of 2017. Non-GAAP G&A expenses exclude stock-based compensation expense. A reconciliation between GAAP and non-GAAP G&A expenses appears later in this press release.

Gain on Litigation Settlement
In April 2018, we and Dicerna Pharmaceuticals, Inc. entered into a settlement agreement and general release resolving all ongoing litigation between the companies. As a result, during the second quarter of 2018, we recorded $20.6 million as a gain on litigation settlement that includes the $10.0 million valuation of Dicerna common stock received at the settlement date, the $2.0 million upfront cash payment received in the second quarter of 2018, and $8.6 million, which represents the discounted present value as of the settlement date of the $13.0 million cash payment due from Dicerna by April 18, 2022 under the terms of the settlement agreement. The non-GAAP net loss for the second quarter of 2018 excludes the gain on litigation settlement.

2018 Financial Guidance
Alnylam reiterates its expectations to end 2018 with approximately $1.0 billion of cash, cash equivalents and marketable debt securities, restricted cash and restricted investments, excluding equity securities.

The Company reiterates its expectations for its 2018 annual non-GAAP R&D expenses to be in the range of $420 million to $460 million and non-GAAP selling, general and administrative (SG&A) expenses to be in the range of $280 million to $320 million. Both non-GAAP R&D and SG&A expenses exclude stock-based compensation expenses.

Use of Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses and non-recurring gains outside the ordinary course of the Company’s business. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in the press release are stock-based compensation expense and the gain on litigation settlement. The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards. The Company has excluded the impact of the gain on litigation settlement because the Company believes this item is a one-time event occurring outside the ordinary course of the Company’s business.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between GAAP and non-GAAP measures is provided later in this press release.

Conference Call Information
Management will provide an update on the Company and discuss second quarter 2018 results as well as expectations for the future via conference call on Thursday, August 2, 2018 at 8:30 am ET. To access the call, please dial 877-312-7507 (domestic) or 631-813-4828 (international) five minutes prior to the start time and refer to conference ID 1365915. A replay of the call will be available beginning at 11:30 am ET on the day of the call. To access the replay, please dial 855-859-2056 (domestic) or 404-537-3406 (international) and refer to conference ID 1365915.

Alnylam – Sanofi Genzyme Alliance
Alnylam and Sanofi Genzyme, the specialty care global business unit of Sanofi, established an alliance to accelerate the advancement of RNAi therapeutics as a potential new class of medicines for patients around the world with rare genetic diseases. The alliance enables Sanofi Genzyme to expand its rare disease pipeline with Alnylam’s novel RNAi technology and provides access to Alnylam’s R&D engine, while Alnylam benefits from Sanofi Genzyme’s proven global capabilities to advance late-stage development and, upon commercialization, accelerate market access for these promising genetic medicines products.

About RNAi
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a major new class of medicines, known as RNAi therapeutics, is on the horizon. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About LNP Technology
Alnylam has licenses to Arbutus Biopharma LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, and hepatic infectious diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust discovery platform and deep pipeline of investigational medicines, including four product candidates that are in late-stage development. Looking forward, Alnylam will continue to execute on its “Alnylam 2020” strategy of building a multi-product, commercial-stage biopharmaceutical company with a sustainable pipeline of RNAi-based medicines to address the needs of patients who have limited or inadequate treatment options. Alnylam employs over 800 people in the U.S. and Europe and is headquartered in Cambridge, MA. For more information about our people, science and pipeline, please visit www.alnylam.com and engage with us on Twitter at @Alnylam or on LinkedIn.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam's future expectations, plans and prospects, including, without limitation, Alnylam's views with respect to the potential for RNAi therapeutics, including patisiran, givosiran, fitusiran, inclisiran, ALN-TTRsc02 and lumasiran, its expectations regarding the review, potential regulatory approval and commercial launch of patisiran in the United States and Europe and its plans for additional regulatory filings for patisiran, including in Japan, its expectations regarding the timing of clinical studies and the presentation of clinical data, its expectations regarding the timing for the interim analysis in the ENVISION Phase 3 clinical trial of givosiran and the reporting of interim analysis results and the potential timing for an NDA filing for givosiran for accelerated approval, if such interim analysis is positive, its expectations regarding the pivotal study design for lumasiran, the initiation of the planned Phase 3 study, the potential timing of Phase 3 study results for lumasiran in 2019 and a possible filing of an NDA in early 2020 if such results are positive, its plans to initiate a Phase 3 study for ALN-TTRsc02 in 2018 in hATTR amyloidosis, its expected cash, cash equivalents and marketable debt securities, restricted cash and restricted investments balance, excluding equity securities, as of December 31, 2018, its expected range of 2018 annual non-GAAP R&D expenses and non-GAAP SG&A expenses, expectations regarding the receipt of consideration from Dicerna in connection with the settlement of ongoing litigation, and expectations regarding its "Alnylam 2020" guidance for the advancement and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation, Alnylam's ability to discover and develop novel drug candidates and delivery approaches, successfully demonstrate the efficacy and safety of its product candidates, the pre-clinical and clinical results for its product candidates, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all, actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing, delays, interruptions or failures in the manufacture and supply of its product candidates, obtaining, maintaining and protecting intellectual property, Alnylam's ability to enforce its intellectual property rights against third parties and defend its patent portfolio against challenges from third parties, obtaining and maintaining regulatory approval, pricing and reimbursement for products, progress in establishing a commercial and ex-United States infrastructure, competition from others using technology similar to Alnylam's and others developing products for similar uses, Alnylam's ability to manage its growth and operating expenses, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives, Alnylam's dependence on third parties for development, manufacture and distribution of products, the outcome of litigation, the risk of government investigations, and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

None of Alnylam’s investigational therapeutics have been approved by the U.S. Food and Drug Administration, European Medicines Agency, or any other regulatory authority and no conclusions can or should be drawn regarding the safety or effectiveness of such investigational therapeutics.

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017

Net revenues from collaborators	$29,907	$15,932	$51,806	$34,892

Operating expenses:
Research and development	137,582	90,627	234,439	177,611
General and administrative	84,679	45,779	157,126	84,266
Total operating expenses	222,261	136,406	391,565	261,877
Loss from operations	(192,354)	(120,474)	(339,759)	(226,985)
Other income (expense):
Interest income	6,101	2,577	11,895	4,705
Other income (expense)	2,208	(523)	2,543	(3,430)
Gain on litigation settlement	20,564	—	20,564	—
Total other income	28,873	2,054	35,002	1,275
Loss before income taxes	(163,481)	(118,420)	(304,757)	(225,710)
Provision for income taxes	(79)	—	(17)	—
Net loss	$(163,560)	$(118,420)	$(304,774)	$(225,710)
Net loss per common share - basic and diluted	$(1.63)	$(1.34)	$(3.04)	$(2.59)
Weighted-average common shares used to compute basic and diluted net loss per common share	100,519	88,098	100,251	87,068

Comprehensive loss:
Net loss	$(163,560)	$(118,420)	$(304,774)	$(225,710)
Unrealized gain (loss) on marketable securities, net of tax	1,046	(476)	626	(2,412)
Reclassification adjustment for realized loss on marketable securities included in net loss	—	345	—	1,894
Comprehensive loss	$(162,514)	$(118,551)	$(304,148)	$(226,228)

ALNYLAM PHARMACEUTICALS, INC. RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Reconciliation of GAAP to Non-GAAP Research and development:
GAAP Research and development	$137,582	$90,627	$234,439	$177,611
Less: Stock-based compensation expenses	(11,616)	(13,254)	(21,753)	(21,945)
Non-GAAP Research and development	$125,966	$77,373	$212,686	$155,666

Reconciliation of GAAP to Non-GAAP General and administrative:
GAAP General and administrative	$84,679	$45,779	$157,126	$84,266
Less: Stock-based compensation expenses	(10,625)	(10,776)	(20,072)	(17,802)
Non-GAAP General and administrative	$74,054	$35,003	$137,054	$66,464

Reconciliation of GAAP to Non-GAAP Operating expenses:
GAAP Operating expenses	$222,261	$136,406	$391,565	$261,877
Less: Stock-based compensation expenses	(22,241)	(24,030)	(41,825)	(39,747)
Non-GAAP Operating expenses	$200,020	$112,376	$349,740	$222,130

Reconciliation of GAAP to Non-GAAP Net loss:
GAAP Net loss	$(163,560)	$(118,420)	$(304,774)	$(225,710)
Add: Stock-based compensation expenses	22,241	24,030	41,825	39,747
Less: Gain on litigation settlement	(20,564)	—	(20,564)	—
Non-GAAP Net loss	$(161,883)	$(94,390)	$(283,513)	$(185,963)

Reconciliation of GAAP to Non-GAAP Net loss per common share-basic and diluted:
GAAP Net loss per common share - basic and diluted	$(1.63)	$(1.34)	$(3.04)	$(2.59)
Add: Stock-based compensation expenses	0.22	0.27	0.42	0.45
Less: Gain on litigation settlement	(0.20)	—	(0.21)	—
Non-GAAP Net loss per common share - basic and diluted	$(1.61)	$(1.07)	$(2.83)	$(2.14)

ALNYLAM PHARMACEUTICALS, INC. UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except share amounts)

	June 30,	December 31,
	2018	2017
Cash, cash equivalents and marketable debt securities	$1,435,622	$1,704,537
Restricted investments	44,825	30,000
Billed and unbilled collaboration receivables	2,961	34,002
Prepaid expenses and other assets	78,142	44,291
Property, plant and equipment, net	227,839	181,900
Total assets	$1,789,389	$1,994,730
Accounts payable, accrued expenses and other liabilities	$106,041	$104,905
Total deferred revenue	13,683	84,780
Total deferred rent	18,863	8,614
Long-term debt	30,000	30,000
Total stockholders’ equity (100.6 million and 99.7 million common shares issued and outstanding at June 30, 2018 and December 31, 2017, respectively)	1,620,802	1,766,431
Total liabilities and stockholders' equity	$1,789,389	$1,994,730

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2017.

CONTACT:
Alnylam Pharmaceuticals, Inc.
Christine Regan Lindenboom, 617-682-4340
(Investors and Media)
or
Josh Brodsky, 617-551-8276
(Investors)